Exhibit 99.1

FCSTONE GROUP, INC. ANNOUNCES PRICING OF ITS INITIAL PUBLIC OFFERING

WEST DES MOINES, IA, March 16, 2007 – FCStone Group, Inc. (“FCStone”) today announced the pricing of its initial public offering of 5,100,000 shares of its common stock at $24 per share. The shares are expected to commence trading today on the NASDAQ Global Select Market under the symbol “FCSX.” The closing of the offering is scheduled for March 21, 2007. FCStone has also granted the underwriters of the offering a 30-day option to purchase up to an additional 765,000 shares to cover over-allotments, if any.

BMO Capital Markets Corp. and Banc of America Securities LLC are serving as joint lead managers of the offering. William Blair & Company, L.L.C., Raymond James & Associates, Inc. and Sandler O’Neill + Partners, L.P. are serving as co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on March 15, 2007. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of a final prospectus, which may be obtained from: BMO Capital Markets Corp., Attn: Prospectus Delivery Department, 3 Times Square, New York, New York 10036; Telephone: (212) 702-1969.

About FCStone

FCStone is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. FCStone assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone serves more than 7,500 customers and in the twelve months ended November 30, 2006, executed 50.2 million derivative contracts in the exchange-traded and over-the-counter markets.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements”. Such forward-looking statements are not historical facts but instead reflect FCStone’s current expectations and beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside FCStone’s control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future events and results of operations, see the discussion in FCStone’s Registration Statement on Form S-1 (Commission File No. 333-137967) under the caption “Risk Factors”. FCStone does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Robert Johnson

Executive Vice President and Chief Financial Officer

Telephone: (515) 223-3754

E-Mail: bobj@fcstone.com